Exhibit 2.1

CONSENT AND AMENDMENT NO. 1

TO BUSINESS COMBINATION AGREEMENT

This CONSENT AND AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT, dated as of November 18, 2020 (this “Amendment”), is made by and among Haymaker Acquisition Corp. II, a Delaware corporation (“Haymaker”), ARKO Corp., a Delaware corporation (“Parentco”), Punch US Sub, Inc., a Delaware corporation (“Merger Sub I”), Punch Sub Ltd., a company organized under the Laws of the State of Israel (“Merger Sub II”), and ARKO Holdings Ltd., a company organized under the Laws of the State of Israel (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement (as defined below).

RECITALS

WHEREAS, Haymaker, Parentco, Merger Sub I, Merger Sub II, and the Company have entered into that certain Business Combination Agreement, dated as of September 8, 2020 (as the same may be amended, restated, or otherwise modified from time to time in accordance with its terms, the “Agreement”);

WHEREAS, pursuant to Section 5.01 of the Agreement, certain actions by Parentco between the execution of the Agreement and the Closing require the Company’s written consent;

WHEREAS, pursuant to Section 8.05 of the Agreement, the Agreement may be amended or modified only by the parties thereto; and

WHEREAS, the parties to the Agreement have agreed to amend the Agreement to modify certain provisions thereof, as set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Amendments to Section 2.01(a) of the Agreement. Section 2.01(a) of the Agreement is hereby amended by (a) deleting the number “6,000,000” and replacing it with “5,800,000” and (b) “4,000,000” and replacing it with “4,200,000”.

2.	Amendments to Section 2.08 of the Agreement.

(a)	Section 2.08(a)(ii) of the Agreement is hereby amended by deleting the number “4 million” and replacing it with “4.2 million”.

(b)	Section 2.08(a) of the Agreement is hereby amended by adding new clauses (x), (xi), (xii), and (xiii) at the end as follows:

(x)    “A&R Parentco Charter” means the Amended and Restated Parentco Certificate of Incorporation, as in effect on the Closing Date.

(xi)    “Bonus Share Event” means that Bonus Shares (as defined in Section 5.3(e) of the A&R Parentco Charter) are issued to the holders of Parentco Preferred Stock pursuant to such Section 5.3(e): (i) in an aggregate amount in excess of 1,000,000 shares respect of a 30-Day VWAP of $13.00 to $15.99, (ii) in an aggregate amount in excess of 750,000 shares respect of a 30-Day VWAP of $16.00 to $16.99, or (iii) in an aggregate amount in excess of 500,000 shares respect of a 30-Day VWAP of $17.00 to $17.99. The number of Bonus Shares actually issued to the holders of Parentco Preferred Stock in excess of the respective amounts described in clauses (i) through (iii) of the preceding sentence are referred to herein as “Excess Bonus Shares”.

(xii)    “Bonus Share Release Event” means any event which precludes all or a portion of the Excess Bonus Shares from being issued.

(xiii)    “Parentco Preferred Stock” means the Series A Convertible Preferred Stock of Parentco issued pursuant to the A&R Parentco Charter.

(c)	Section 2.08(d) of the Agreement is hereby amended and restated in its entirety as follows:

The Excess Bonus Shares, share and VWAP amounts in the definition of Bonus Share Event, Deferred Shares and/or Price Target 1 and Price Target 2, as applicable, shall be adjusted appropriately and in good faith by the Parentco Board to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Parentco Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parentco Preferred Stock Parentco Common Stock or Parentco Warrants at any time prior to the issuance of the Deferred Shares pursuant to this Section 2.08 so as to provide the holders of Deferred Shares with the same economic effect as contemplated by this Section 2.08 and the other applicable provisions of this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Excess Bonus Shares, share and VWAP amounts in the definition of Bonus Share Event, Deferred Shares, Price Target 1, and Price Target 2, as applicable.

(d)	Section 2.08 of the Agreement is hereby amended by adding the following as a new Section 2.08(i):

(i)    Promptly (but in any event within five Business Days) after the occurrence of a Bonus Share Release Event, Parentco shall issue to the Deferred Share Holders an aggregate number of Deferred Shares equal to the number of Excess Bonus Shares that are no longer issuable as a result of such Bonus Share Release Event. Notwithstanding anything to the contrary, upon the occurrence of a Change in Control (or any conversion of Parentco Preferred Stock or other transaction in connection with a Change in Control) that is a Bonus Share Release Event, Parentco shall issue to the Deferred Share Holders the Deferred Shares that would be issuable pursuant to the preceding sentence of this Section 2.08(i) no later than immediately prior to the consummation of such Change in Control. The aggregate number of Excess Bonus Shares (and therefore the number of Deferred Shares that may be released in respect of Bonus Share Release Events) shall not, in any event (but subject to Section 2.08(d)), exceed 200,000.

3.    Amendment to Section 5.01(b) of the Agreement. Section 5.01(b) of the Agreement is hereby amended and restated in its entirety as follows:

Notwithstanding the foregoing, Parentco may issue up to $100,000,000 in shares of Parentco Preferred Stock and up to $100,000,000 in shares of Parentco Common Stock in private placements pursuant to subscription agreements in a customary form agreed to by Parentco and the Company (the “Private Placement”), provided that the price per share of Parentco Common Stock is equal to or greater than $10.00 per share. For the avoidance of doubt, neither Haymaker, Parentco nor any of their respective Affiliates or Representatives shall enter into any Contract with respect to the Private Placement without the Company’s prior written consent, which may be granted or withheld in the Company’s sole discretion.

4.    Amendment to Definition of “Available Cash”. Clause (b) of the definition of Available Cash is hereby amended and restated in its entirety as follows:

(b) any funds to be received by Haymaker or Parentco pursuant to the Private Placement, plus

5.    Amendment to Exhibit A of the Agreement (Registration Rights and Lock-Up Agreement). Exhibit A of the Agreement shall automatically, without any further action of any party, be deemed amended to reflect conforming changes to include any purchaser of Series A Convertible Preferred Stock of Parentco as a party thereto (and to include the shares of common stock of Parentco issuable upon conversion of the Series A Convertible Preferred Stock of Parentco as “Registrable Securities” under the Registration Rights and Lock-Up Agreement), in such form as may be reasonably acceptable to Parentco and the Company.

6.    Amendment to Exhibit B of the Agreement (Amended and Restated Parentco Certificate of Incorporation). Exhibit B to the Agreement is hereby amended and restated in its entirety to be in the form attached hereto as Exhibit B.

7.    Consent. To the extent that the consent of (or prior notice to) the undersigned is required in connection with the proposed issuance of Parentco Preferred Stock (pursuant to documentation in the form provided to the undersigned on or prior to the date hereof), or any of the agreements, documents, or transactions referred to or contemplated by the foregoing amendments or documentation, whether pursuant to the Agreement or any other agreement to which any of the parties to the Agreement is a party (in each case, whether in the undersigned’s capacity as a party to the Agreement or otherwise), such consent is hereby granted (and such prior notice is hereby waived) by the undersigned in all such capacities, effective as of the date first written above.

8.    Reference to and Effect in the Agreement; Construction.

(a)    Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Agreement and each reference to the Agreement in any other agreement, document or other instrument shall, in each case, mean and be a reference to the Agreement as amended hereby. Subject to the foregoing, the provisions of Section 9.12 (Construction) of the Agreement shall apply mutatis mutandis to this Amendment.

(b)    Except as specifically amended herein, the Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement. For the avoidance of doubt, each reference in the Agreement, as amended hereby, to “the date hereof”, the “date of this Agreement” and derivations thereof and other similar phrases shall continue to refer to September 8, 2020.

9.    Miscellaneous. Section 9.04 (Severability), Section 9.08 (Governing Law), Section 9.09 (Waiver of Jury Trial) Section 9.10 (Headings) and Section 9.11 (Counterparts) of the Agreement shall apply mutatis mutandis to this Amendment.

signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

HAYMAKER ACQUISITION CORP. II

By:	/s/ Christopher Bradley
	Name:	Christopher Bradley
	Title:	Chief Financial Officer

ARKO CORP.

By:	/s/ Christopher Bradley
	Name:	Christopher Bradley
	Title:	Chief Financial Officer

PUNCH US SUB, INC.

By:	/s/ Christopher Bradley
	Name:	Christopher Bradley
	Title:	Chief Financial Officer

PUNCH SUB LTD.

By:	/s/ Joseph Tonnos
	Name:	Joseph Tonnos
	Title:	Director

ARKO HOLDINGS LTD.

By:	/s/ Irit Aviram
	Name:	Irit Aviram
	Title:	VP, General Counsel

By:	/s/ Efrat Hybloom-Klein
	Name:	Efrat Hybloom-Klein
	Title:	Chief Financial Officer

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